Exhibit 99.1

ARK Invest Acquires $182 Million of BitMine Immersion (BMNR) Common Shares, Enabling BitMine to Further Advance its Ethereum Treasury Strategy

Cathie Wood’s ARK Invest has acquired $182 million of BMNR equity across multiple of its Funds, representing 4,773,444 common shares

100% of net proceeds of $177 million from ARK sale to be used to acquire ETH

Cathie Wood, MOZAYYX, Founders Fund, Pantera, Kraken, DCG, and Galaxy Digital support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, July 22, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) (“BitMine” or the “Company”) today announced ARK Invest acquired 4,773,444 shares of BitMine common stock totalling $182 million. The Company expects to invest 100% of the net proceeds ($177 million) to acquire ETH. This transaction was accomplished via a block trade made in connection with the Company’s previously announced ATM program.

“We are delighted that Cathie Wood’s ARK Invest is taking a substantial stake in BitMine as she sees the exponential opportunity ahead as we target reaching 5% of ETH,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine’s Board of Directors. “Cathie is a pioneer of exponential investing, having made early and profitable investments in Tesla, Bitcoin, and AI. Most recently, she was an anchor investor in Circle (ticker-$CRCL), one of the most notableIPO’s in the past 6 years.”

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

MEDIA CONTACT:

Marcy Simon

Marcy@agentofchange.com

+19178333392